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                                 AMRESCO, INC.

                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

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                                                          Three Months Ended            Nine Months Ended
                                                            September 30,                 September 30,
                                                       ------------------------    ---------------------------
                                                          1996          1995          1996            1995
                                                       ----------    ----------    -----------     -----------
PRIMARY:
  Net income                                           $8,556,000    $5,196,000    $20,699,000     $14,855,000
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------
  Weighted average common shares outstanding           26,964,529    24,132,895     26,843,989      23,928,519
  Net effect of dilutive stock options based
    on the Treasury stock method using average
    market price                                        1,039,986       544,894        803,640         501,303
                                                       ----------    ----------    -----------     -----------
      Total                                            28,004,515    24,677,789     27,647,629      24,429,822
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------

Earnings per share                                     $     0.31    $     0.21    $      0.75     $      0.61
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------

FULLY DILUTED:
  Net income                                           $8,556,000    $5,196,000    $20,699,000     $14,855,000
  Interest expense related to convertible
    debentures, net of income tax expense                 549,000                    1,647,000
                                                       ----------    ----------    -----------     -----------

  Adjusted net income                                  $9,105,000    $5,196,000    $22,346,000     $14,855,000
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------
  Weighted average common shares outstanding,
    assuming conversion of convertible debentures
    to 3,600,000 shares of common stock in
    November 1995                                      30,564,529    24,132,895     30,443,989      23,928,519
  Net effect of dilutive stock options based on
    the Treasury stock method using the higher of
    average or ending market price                      1,096,673       674,685      1,014,820         603,227
                                                       ----------    ----------    -----------     -----------
      Total                                            31,661,202    24,807,580     31,458,809      24,531,746
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------

Earnings per share                                     $     0.29    $     0.21    $      0.71     $      0.61
                                                       ----------    ----------    -----------     -----------
                                                       ----------    ----------    -----------     -----------
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